FOR IMMEDIATE RELEASE

Investor Contact:	Roy Landon, 978-318-4377
OneSource Information Services, Inc.
Roy_Landon@onesource.com

Media Contact:	Jason Fredette, 617-542-5300
Sharon Merrill Associates, Inc.
jfredette@InvestorRelations.com

OneSource Information Services and ValueAct Capital Sign
Merger Agreement

CONCORD, MA, February 18, 2004 — OneSource Information Services, Inc. (NASDAQ: ONES), a leading provider of business information products and services, today announced that it has entered into a merger agreement with affiliates of ValueAct Capital, an investment firm with approximately $1.1 billion in investments. Under the agreement, each share of common stock of OneSource outstanding at the time of the merger (other than shares held by ValueAct Capital and its affiliates), will be converted into the right to receive $8.40 per share in cash. This represents a premium of approximately 10.5% to Tuesday’s closing price of $7.60 per share. ValueAct Capital and its affiliates currently hold approximately a 32% ownership interest in OneSource, according to its most recent filing with the Securities and Exchange Commission (SEC). The transaction is expected to close in the second quarter of 2004.

Prior to consummation of this transaction, OneSource will file a proxy statement relating to the merger with the SEC, and will schedule a special meeting of OneSource’s stockholders to vote on a proposal to approve the Merger Agreement.

Stockholders are urged to read the proxy statement and any other relevant documents relating to the merger transaction described above when they become available to learn important information about OneSource, ValueAct Capital and the proposed transaction. The proxy statement should be read carefully before making a decision concerning the merger.

OneSource’s stockholders will be able to obtain copies of these documents when they become available, along with other documents filed with the SEC, free of charge, through the web site maintained by the SEC at http://www.sec.gov. Stockholders can also obtain, free of charge, copies of the proxy statement when it becomes available, along with any documents OneSource has filed with the SEC, by directing a request to OneSource Information Services, Inc. at 300 Baker Avenue, Concord, Massachusetts 01742, Attention: Chief Financial Officer, telephone: (978) 318-4300.

OneSource and its directors and executive officers may be deemed to be participants in the solicitation of proxies from OneSource’s stockholders in favor of the adoption and approval of the merger agreement and approval of the transactions contemplated thereby, including the merger. Investors and stockholders may obtain additional information regarding the interest of the participants from the proxy statement, which may be obtained as and when set forth above.

About OneSource Information Services, Inc.

OneSource, a recognized leader in business information solutions, delivers unparalleled company, executive, and industry intelligence that make business professionals more effective and productive in completing their critical daily tasks. OneSource products and services support a company’s vital business processes including serving their customers, finding and leveraging new opportunities, and managing suppliers and partners.

OneSource combines and organizes content from over 2,500 information sources supplied by more than 30 world-class content providers, creating an unequalled information resource encompassing corporate families, industries, executives, financials, news, analyst reports, and trade and business press articles. Using its Global Business TaxonomyTM system, OneSource links this in-depth information on over 1.7 million companies worldwide resulting in the most extensive company-linked repository of business information in the world.

Users of OneSource products work faster, smarter, and more productively, whether leveraging OneSource business information through the Web-based OneSource Business Browser product line or through enterprise applications or portals integrated seamlessly via the OneSource AppLinkSM software development kit (SDK). To help customers link the OneSource Enhanced Information Warehouse repository into their preferred enterprise applications, OneSource provides consulting and integration services.

OneSource is headquartered in Concord, MA, with offices located in North America, Europe, and the Pacific Rim. Product information is available at www.onesource.com. Customers include Bank One, Chubb, Citigroup, Cisco, Deloitte & Touche, HP, i2 Technologies, Orange, Royal & SunAlliance, SAS Institute, and Sun Microsystems.

OneSource, Business Browser, Catalyst, Global Business Taxonomy, AppLink, Synergy, Enhanced Information Warehouse and/or other OneSource product and service names referenced herein are either trademarks or service marks or registered trademarks or service marks of OneSource Information Services, Inc. or its subsidiaries in the United States and/or other countries. All other product and service names mentioned herein are trademarks or service marks of their respective owners.

About ValueAct Capital

ValueAct Capital, with approximately $1.1 billion in investments, seeks to make active strategic-block value investments in a limited number of small-capitalization companies. The principals have demonstrated expertise in sourcing strategic-block investments in companies they believe to be fundamentally undervalued, and then working with management and/or the company’s board to implement strategies that generate superior returns on invested capital. ValueAct Capital concentrates primarily on acquiring significant ownership stakes in publicly traded companies, and a select number of control investments, through both open-market purchases and negotiated transactions.

* * *